Exhibit 5.1

February 9, 2026 Inflection Point Acquisition Corp. IV 1345 Avenue of the Americas, Fl 47 New York, New York 10105 Ladies and Gentlemen:

We have acted as New York counsel to Inflection Point Acquisition Corp. IV (formerly known as Bleichroeder Acquisition Corp. I), a Cayman Islands exempted company (“Inflection Point” or the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4, originally filed on January 14, 2026 (File No. 333-292719) (as amended and/or supplemented, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto), including the proxy statement/prospectus forming a part thereof, relating to, among other things, (1) the domestication of Inflection Point (the “Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of Inflection Point (as may be amended from time to time, the “Cayman Constitutional Documents”); and (2) the transactions contemplated by the Business Combination Agreement, dated as of August 13, 2025 (the “Business Combination Agreement” and the Domestication and the other transactions contemplated thereby, the “Business Combination”), by and among Inflection Point, IPDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Inflection Point (“Merger Sub”) and Merlin Labs, Inc., a Delaware corporation (referred to herein prior to the Business Combination as “Merlin” and after the Business Combination as “Merlin OpCo”), and the other documents related thereto, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into Merlin (the “Merger”), with Merlin OpCo surviving as wholly-owned subsidiary of the Company and the Company will issue its securities to the former holders of equity interests in Merlin. In connection with the Business Combination, Inflection Point will be renamed “Merlin, Inc.” (such company after the effectiveness of the Domestication and before the closing of the Business Combination, “Post-Domestication Inflection Point” and after the closing of the Business Combination, “New Merlin”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, the holders of the Class B ordinary shares, par value $0.0001 per share, of Inflection Point (each, a “Founder Share”) will convert each Founder Share on a one-for-one basis into one Class A ordinary share, par value $0.0001 per share, of Inflection Point (each, an “Inflection Point Class A Share”). Immediately following such conversion, Inflection Point will effect a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Inflection Point’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware and, in connection therewith, the Company will file the Certificate of Domestication (as defined below) simultaneously with the Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”).

Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL, among other things, pursuant to the Plan of Domestication (as defined below): (i) each of the then-issued and outstanding Inflection Point Class A Shares will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New Merlin (the “New Merlin Common Stock”); (ii) each of the then-issued and outstanding rights to receive one-tenth (1/10) of one Inflection Point Class A Share upon consummation of the initial business combination of Inflection Point (“Inflection Point Rights”) will convert automatically into a right of Post-Domestication Inflection Point (each right, a “Post-Domestication Right”); and (iii) each of the then-issued and outstanding units of Inflection Point containing one Inflection Point Class A Share and one Inflection Point Right (the “Inflection Point Units”) will convert automatically into a unit of Post-Domestication Inflection Point, consisting of one share of New Merlin Common Stock and one Post-Domestication Right (each, a “Post-Domestication Unit”).

At the effective time of the Merger: (i) each then issued and outstanding Post-Domestication Right will convert automatically into one-tenth of one share of New Merlin Common Stock, pursuant to that Share Rights Agreement (as defined below), with any fractional shares of New Merlin Common Stock to be issued in connection with such conversion rounded down to the nearest whole share; (ii) each then issued and outstanding Post-Domestication Unit shall be canceled and will thereafter entitle the holder thereof to one and one-tenth (1.1) shares of New Merlin Common Stock, with any fractional shares of New Merlin Common Stock to be issued in connection with such separation rounded down to the nearest whole share; (iii) following the conversion of Merlin’s convertible securities (other than the Pre-Funded Convertible Notes) pursuant to their terms and pursuant to the terms of the Business Combination Agreement, the resulting shares of common stock of Merlin will be exchanged for a number of shares of New Merlin Common Stock equal to the quotient of: (x) $800,000,000, divided by (y) the Redemption Price; (iv) each Pre-Funded Convertible Note that is outstanding immediately prior to the effective time of the Merger will automatically be canceled and converted into the right to receive the Convertible Note Consideration; and (v) each Pre-Funded Warrant that is outstanding and unexercised immediately prior to the effective time of the Merger will automatically be canceled and converted into the right to receive the Pre-Funded Warrant Consideration.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, in connection with the Business Combination, including the Domestication, New Merlin will issue: (A) up to 163,582,614 shares of New Merlin Common Stock, consisting of (i) up to 24,771,179 shares of New Merlin Common Stock to be issued to the public shareholders of Inflection Point pursuant to the Domestication, assuming no redemptions, (ii) up to 2,477,117 shares of New Merlin Common Stock to be issued upon the conversion of the Post-Domestication Rights, (iii) 8,333,333 shares of New Merlin Common Stock to be issued upon the conversion of the Founder Shares, (iv) up to 719,203 shares of New Merlin Common Stock to be issued upon the conversion of the Post-Domestication Rights, (v) up to 78,342,430 shares of New Merlin Common Stock (the “Merger Common Shares”) to be issued to equityholders of Merlin (other than the Pre-Funded Convertible Notes), (vi) up to 24,691,250 shares of New Merlin Common Stock (the “Registered Series A Conversion Shares”) issuable upon the conversion of shares of 12.0% Series A Cumulative Convertible Preferred Stock of New Merlin (such shares, the “Registered Series A Shares”) issued as consideration in the Merger to the holders of Pre-Funded Convertible Notes (assuming, solely for this purpose, a $5.00 conversion price and taking into account accrued interest through March 31, 2026), which amount represents a good-faith estimate of the maximum amount of shares of New Merlin Common Stock that may become issuable upon conversion of such Registered Series A Shares, and (vii) up to 24,248,102 shares of New Merlin Common Stock (“Registered Warrant Shares”) issuable upon exercise of certain warrants of New Merlin (the “Registered Warrants”) issued as consideration in the Merger to the holders of Pre-Funded Warrants (assuming, solely for this purpose, a $5.00 exercise price), which amount represents a good-faith estimate of the maximum amount of shares of New Merlin Common Stock that may become issuable upon exercise of such Registered Warrants; (B) up to 10,288,021 Registered Series A Shares to be issued as consideration in the Merger to the holders of Pre-Funded Convertible Notes (taking into account accrued interest through March 31, 2026); (C) 10,103,376 Registered Warrants to be issued as consideration in the Merger to the holders of Pre-Funded Warrants; (D) 25,425,000 Post-Domestication Rights upon the conversion of Inflection Point Rights; and (E) 653,821 Post-Domestication Units upon conversion of Inflection Point Units.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S–K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(c)	the form of the Plan of Domestication, filed as Exhibit 2.2 to the Registration Statement (the “Plan of Domestication”);

(d)	the form of the Certificate of Merger of Merger Sub with and into Merlin, filed as Exhibit 2.3 to the Registration Statement;

(e)	the form of the Certificate of Incorporation of New Merlin to be effective upon the consummation of the Business Combination, filed as Exhibit 3.2 to the Registration Statement (the “Certificate of Incorporation”);

(f)	the form of Bylaws of New Merlin to be effective upon the consummation of the Business Combination, filed as Exhibit 3.3 to the Registration Statement;

(g)	the form of the Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock of New Merlin to be effective upon the consummation of the Business Combination (the “Certificate of Designation”), filed as Exhibit 3.4 to the Registration Statement;

(h)	the form of the Certificate of Corporate Domestication, filed as Exhibit 3.5 to the Registration Statement (the “Certificate of Domestication”);

(i)	the Specimen Unit Certificate, filed as Exhibit 4.1 to the Registration Statement;

(j)	the Specimen Rights Certificate, filed as Exhibit 4.3 to the Registration Statement;

(k)	the Share Rights Agreement, dated as of October 31, 2024 (the “Share Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as rights agent, filed as Exhibit 4.4 to the Registration Statement;

(l)	the Specimen Common Stock Certificate of New Merlin to be effective upon the consummation of the Business Combination, filed as Exhibit 4.5 to the Registration Statement;

(m)	the form of Registered Warrant, filed as Exhibit 4.6 to the Registration Statement; and

(n)	a copy of resolutions of the Company, dated August 11, 2025.

The documents listed in clauses (b), (c), (k) and (m) above are referred to as the “Enforceability Documents” and the documents listed in clauses (b) through (m) above are referred to as the “Transaction Documents.”

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

A. (i) each party to each Enforceability Document is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, and had at all relevant times, full power and authority to execute and deliver, and to perform its obligations under, each Enforceability Document to which it is a party, (ii) that each Enforceability Document has been or will be duly authorized, and will be executed and delivered, by all of the parties thereto, and each party to each of the Enforceability Documents has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make each Enforceability Document enforceable against it, (iii) that each Enforceability Document will constitute the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws; provided, however, that the assumptions set forth in the preceding clauses (i) - (iii) are not made as to Inflection Point, Post-Domestication Inflection Point, or New Merlin to the extent expressly addressed in our opinions, (iv) that the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto (other than such performance by Inflection Point, Post-Domestication Inflection Point or New Merlin of their obligations under each Enforceability Document under the law of the State of New York) will not (A) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto have been or will be obtained or made and are in full force and effect (other than with respect to Inflection Point, Post-Domestication Inflection Point or New Merlin under the law of the State of New York) and (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Enforceability Document.

B. Prior to effecting the Business Combination, including the Domestication: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement, the Business Combination, including the Domestication, the Certificate of Incorporation and Bylaws; (iii) that all conditions precedent to the closing of the Business Combination have been satisfied or will have been satisfied or otherwise waived; and (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the deregistration of Inflection Point as an exempted company in the Cayman Islands and Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

C. The Certificate of Domestication, in the form filed as Exhibit 3.5 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Incorporation, has been, or prior to the filing of the Certificate of Domestication will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;

D. The Certificate of Incorporation, in the form filed as Exhibit 3.2 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation;

E. The Bylaws, in the form filed as Exhibit 3.3 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective at the effective time of the Domestication;

F. The Certificate of Designation, in the form filed as Exhibit 3.4 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with the DGCL, that no other certificate or document, other than the Certificate of Domestication and Certificate of Incorporation, has been, or prior to the filing of the Certificate of Designation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Designation; and

G. The other transactions contemplated by the Business Combination Agreement to be consummated as part of, concurrent with or prior to the Business Combination will have been consummated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	Upon the effective time of the Domestication, pursuant to the Plan of Domestication, each issued and outstanding Inflection Point Unit will convert automatically into one unit of Post-Domestication Inflection Point, and when such Post-Domestication Units have been issued and delivered as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement, each such Post-Domestication Unit will constitute the valid and binding obligation of Post-Domestication Inflection Point, enforceable against Post-Domestication Inflection Point in accordance with its terms under the laws of the State of New York, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court in equity or at law).

2.	Upon the effective time of the Domestication, pursuant to the Plan of Domestication, each issued and outstanding Inflection Point Right will convert automatically into one Post-Domestication Right, and when such Post-Domestication Rights have been issued and delivered as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement, each such Post-Domestication Right will constitute the valid and binding obligation of Post-Domestication Inflection Point, enforceable against Post-Domestication Inflection Point in accordance with its terms under the laws of the State of New York, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court in equity or at law).

3.	Upon the effective time of the Domestication and the filing of the Certificate of Incorporation with the Delaware Secretary of State, pursuant to the Plan of Domestication, each issued and outstanding Inflection Point Class A Share will convert automatically into one share of New Merlin Common Stock, and when such shares of New Merlin Common Stock have been issued and delivered as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement, such shares of New Merlin Common Stock will be validly issued, fully paid and non-assessable.

4.	Upon the effective time of the Merger and the filing of the Certificate of Incorporation with the Delaware Secretary of State, pursuant to the Business Combination Agreement and the Share Rights Agreement, each issued and outstanding Post-Domestication Right will convert automatically into one-tenth of one share of New Merlin Common Stock, and when such shares of New Merlin Common Stock have been issued and delivered as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement, such shares of New Merlin Common Stock will be validly issued, fully paid and non-assessable.

5.	Upon the effective time of the Merger and the filing of the Certificate of Incorporation with the Delaware Secretary of State, pursuant to the Business Combination Agreement, each issued and outstanding Post-Domestication Unit will be canceled and will thereafter entitle the holder thereof to one and one-tenth (1.1) shares of New Merlin Common Stock, and when such shares of New Merlin Common Stock have been issued and delivered as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement, such shares of New Merlin Common Stock will be validly issued, fully paid and non-assessable.

6.	Upon the effective time of the Merger and the filing of the Certificate of Incorporation with the Delaware Secretary of State, when the Merger Common Shares have been issued and delivered as described in the Registration Statement and pursuant to upon the terms of the Business Combination Agreement, such Merger Common Shares will be validly issued, fully paid and non-assessable.

7.	Upon the effective time of the Merger and the filing of each of the Certificate of Incorporation and Certificate of Designation with the Delaware Secretary of State, when the Registered Series A Shares have been issued and delivered as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement and the Certificate of Designation, such Registered Series A Shares will be validly issued, fully paid and non-assessable.

8.	Upon the effective time of the Merger, when the Registered Warrants have been issued as described in the Registration Statement and pursuant to the terms of the Business Combination Agreement and the Registered Warrant, each such Registered Warrant will constitute the valid and binding obligation of New Merlin, enforceable against New Merlin in accordance with its terms under the laws of the State of New York, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court in equity or at law).

9.	Upon the effective time of the Merger and the filing of each of the Certificate of Incorporation and Certificate of Designation with the Delaware Secretary of State, when the Registered Series A Conversion Shares have been issued and delivered upon conversion of the Registered Series A Shares as described in the Registration Statement and pursuant to the Certificate of Designation, such Registered Series A Conversion Shares will be validly issued, fully paid and non-assessable.

10.	Upon the effective time of the Merger and the filing of the Certificate of Incorporation with the Delaware Secretary of State, when the Registered Warrant Shares have been issued, delivered and paid for upon the due exercise of the Registered Warrants as described in the Registration Statement and pursuant to the terms of the Registered Warrant, such Registered Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b) we do not express any opinion with respect to the enforceability of any provision contained in any of the Transaction Documents relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

(c) we do not express any opinion as to any provision providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

(d) we do not express any opinion with respect to, or as to the effect on the opinions contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

Inflection Point is a Cayman Islands exempted company that will be redomesticated as a Delaware corporation pursuant to the Domestication, and we have not considered, and we express no opinion as to, any law other than the DGCL and the law of the State of New York.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the New Merlin Common Stock, Post-Domestication Units, Post-Domestication Rights, Registered Series A Shares and Registered Warrants pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the securities appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR : MEC : RD : GJ